August 8, 2011
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS SECOND QUARTER 2011 RESULTS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $0.09 per basic share for the second quarter of 2011, an $0.11 increase from the net loss of $0.02 per share recorded for the second quarter of 2010.  Consolidated net income was $4.1 million for the second quarter of 2011, compared to a net loss of $933,000 for the prior-year quarter.  The current quarter includes $2.6 million ($0.06 per share) in other income associated with increases in cash surrender values of company-owned life insurance (“COLI”) policies (including net death benefits).  The prior-year quarter reflected a $3.6 million ($0.08 per share) decrease in other income associated with COLI policies.  Due to the seasonal nature of the business, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, “Second quarter 2011 results compared favorably to the second quarter of 2010.  We continue to focus on minimizing cost increases and maintaining the stability of our financial results.  In June 2011, Fitch upgraded our credit rating to BBB+ from BBB.  This upgrade, as well as the earlier Standard & Poor’s upgrade in April 2011, is indicative of our improved earnings and cash flows.”  Shaw concluded by stating, “In connection with the current Arizona general rate case, we recently filed a settlement agreement with the Arizona Corporation

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Commission that is supported by a majority of the interested parties.  Hearings on the proposed settlement will begin later this week.  We are optimistic that a decision on the rate case can be reached before the end of the year.”

For the twelve months ended June 30, 2011, consolidated net income was $112.8 million, or $2.47 per basic share, compared to $101.8 million, or $2.26 per basic share, during the twelve-month period ended June 30, 2010.  The improvement between periods includes a significant increase in other income and an additional $6.1 million contribution from construction services activities.  Other income in the current twelve-month period includes $16.7 million ($0.37 per share) associated with increases in cash surrender values of COLI policies and net death benefits.  The prior twelve-month period included a $4.3 million ($0.10 per share) increase in COLI cash surrender values.
Natural Gas Operations Segment Results
Second Quarter
Operating margin, defined as operating revenues less the cost of gas sold, decreased $1 million in the second quarter of 2011 compared to the second quarter of 2010.  Weather changes between quarters accounted for a $2 million margin decrease as warmer-than-normal temperatures were experienced in the current quarter. Rate relief in California and customer growth combined for a $1 million increase in operating margin, partially offsetting the weather impact.  Approximately 14,000 net new customers were added during the last twelve months.

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Operating expenses for the quarter increased $3.8 million, or 3%, compared to the second quarter of 2010 primarily due to general cost increases, partially offset by lower uncollectible expenses.  Other income, which principally includes returns on COLI policies and non-utility expenses, increased $6.7 million between periods.  This was primarily due to an increase in the cash surrender values (including recognized net death benefits) of COLI policies.  Net financing costs decreased $1.7 million between the comparative quarters primarily due to lower interest rates on variable-rate debt and the favorable impact of long-term debt refinancing.

Twelve Months to Date
Operating margin increased $3 million between periods.  Rate relief provided $6 million of the operating margin increase, consisting of $3 million in Nevada and $3 million in California.  Customer growth contributed $2 million in operating margin.  Differences in heating demand caused by weather variations between periods resulted in a decrease of $5 million.

Operating expenses increased $17.9 million, or 3%, between periods principally due to higher general costs, higher employee-related benefit costs including pension expense, and an increase in depreciation expense resulting from additional plant in service.  The increases were mitigated by cost containment efforts (including lower staffing levels) and a decrease in uncollectible expense.

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Other income, which principally includes changes in the cash surrender values of COLI policies and non-utility expenses, increased $10.8 million between periods, primarily due to a significant increase in COLI-related income.  Net financing costs decreased $6.8 million between periods largely due to the redemption of $100 million of subordinated debentures in March 2010 and lower interest rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to 1,839,000 customers in Arizona, Nevada, and California.
This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2011	2010

Consolidated Operating Revenues	$388,505	$385,825

Net Income (Loss)	$4,055	$(933)

Average Number of Common Shares Outstanding	45,864	45,391

Basic Earnings (Loss) Per Share	$0.09	$(0.02)

Diluted Earnings (Loss) Per Share	$0.09	$(0.02)

SIX MONTHS ENDED JUNE 30,	2011	2010

Consolidated Operating Revenues	$1,016,945	$1,054,576

Net Income	$72,604	$63,715

Average Number of Common Shares Outstanding	45,814	45,306

Basic Earnings Per Share	$1.58	$1.41

Diluted Earnings Per Share	$1.57	$1.39

TWELVE MONTHS ENDED JUNE 30,	2011	2010

Consolidated Operating Revenues	$1,792,740	$1,870,890

Net Income	$112,766	$101,810

Average Number of Common Shares Outstanding	45,656	45,113

Basic Earnings Per Share	$2.47	$2.26

Diluted Earnings Per Share	$2.45	$2.24

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	2011	2010	2011	2010	2011	2010

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$199	$(4,101)	$68,214	$61,216	$98,380	$93,520
Contribution to net income - construction services	3,856	3,168	4,390	2,499	14,386	8,290
Net income (loss)	$4,055	$(933)	$72,604	$63,715	$112,766	$101,810

Basic earnings (loss) per share	$0.09	$(0.02)	$1.58	$1.41	$2.47	$2.26
Diluted earnings (loss) per share	$0.09	$(0.02)	$1.57	$1.39	$2.45	$2.24

Average outstanding common shares	45,864	45,391	45,814	45,306	45,656	45,113
Average shares outstanding (assuming dilution)	46,299	-	46,239	45,698	46,091	45,484

Results of Natural Gas Operations
Gas operating revenues	$273,414	$305,269	$827,267	$919,778	$1,419,396	$1,582,771
Net cost of gas sold	117,055	147,736	400,861	499,991	637,045	803,126
Operating margin	156,359	157,533	426,406	419,787	782,351	779,645
Operations and maintenance expense	88,708	86,935	179,658	173,640	360,961	351,074
Depreciation and amortization	43,476	42,146	87,357	84,842	172,971	167,480
Taxes other than income taxes	10,296	9,616	20,165	19,382	39,652	37,085
Operating income	13,879	18,836	139,226	141,923	208,767	224,006
Other income (deductions)	1,525	(5,176)	1,289	(5,707)	11,012	246
Net interest deductions	17,153	18,862	34,981	36,886	73,208	74,264
Net interest deductions on subordinated debentures	-	-	-	1,912	-	5,778
Income (loss) before income taxes	(1,749)	(5,202)	105,534	97,418	146,571	144,210
Income tax expense (benefit)	(1,948)	(1,101)	37,320	36,202	48,191	50,690
Contribution to net income (loss) - gas operations	$199	$(4,101)	$68,214	$61,216	$98,380	$93,520

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
JUNE 30, 2011

FINANCIAL STATISTICS
Market value to book value per share at quarter end	145%
Twelve months to date return on equity -- total company	9.6%
-- gas segment	8.8%
Common stock dividend yield at quarter end	2.7%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,066,108	8.86%	10.00%
Southern Nevada	819,717	7.40	10.15
Northern Nevada	116,584	8.29	10.15
Southern California	143,851	7.87	10.50
Northern California	52,285	8.99	10.50
South Lake Tahoe	11,815	8.99	10.50
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,
(In dekatherms)	2011	2010	2011	2010
Residential	47,156,075	47,556,591	70,068,784	70,987,598
Small commercial	18,247,627	18,216,906	30,124,722	30,312,892
Large commercial	6,361,911	6,179,464	11,365,742	11,212,962
Industrial / Other	2,736,932	3,014,098	5,615,047	6,311,663
Transportation	47,483,477	49,168,221	98,175,205	101,647,613
Total system throughput	121,986,022	124,135,280	215,349,500	220,472,728

HEATING DEGREE DAY COMPARISON
Actual	1,382	1,446	1,933	2,016
Ten-year average	1,338	1,335	1,878	1,893

Heating degree days for prior periods have been recalculated using the current period customer mix.